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CONTACT: DANIEL R. FEEHAN                                  FOR IMMEDIATE RELEASE
-------  THOMAS A. BESSANT, JR.                            ---------------------
         (817) 335-1100

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CASH AMERICA ANNOUNCES FINAL RESULTS OF "DUTCH AUCTION" SELF-TENDER OFFER
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(Fort Worth, Texas - December 27, 1996) Cash America International, Inc. (NYSE:
PWN) today announced the final results of its "Dutch Auction" self-tender offer, which expired Tuesday, December 17, 1996 at 12:00 midnight, New York City time.

The Company stated that 6,927,017 shares of Common Stock were tendered at prices up to $8.50 per share. The Company purchased 4,500,000 shares of its Common Stock at $8.50 per share. The final proration factor for the tender offer is 64.96 percent. The depositary for the tender offer will issue payment promptly for the shares that have been purchased.

Cash America International, Inc. is the market leader in the specialty finance segment of secured, non-recourse loans to individuals, commonly known as pawn loans. The Company operates 384 pawnshops in three countries.


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